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                                                                Exhibit 8.1

                 [Letterhead of Simpson Thacher & Bartlett]



                                                 September 23, 1998

         Re:  Agreement and Plan of Reorganization
              dated as of June 30, 1998, as amended
              and restated on September 17, 1998, by
              and among Star Banc Corporation,
              Firstar Corporation, Firstar (WI)
              Corporation and Firstar Merger Corporation
              ------------------------------------------


Firstar Corporation
Firstar Center
777 East Wisconsin Avenue
Milwaukee, Wisconsin  53202

Ladies and Gentlemen:

    You have requested our opinion with respect to certain United States federal income tax consequences of the proposed transaction in which Firstar Merger Corporation ("Merger Sub"), a Wisconsin corporation and a wholly-owned subsidiary of Firstar (WI) corporation ("Firstar (WI)"), will merge with and into Firstar Corporation ("Firstar"), a Wisconsin Corporation, pursuant to the First Step Merger (the "First Step Merger"), and thereafter, Star Banc Corporation ("Star"), an Ohio corporation, will merge with and into Firstar pursuant to the Second Step Merger (the "Second Step Merger" and, together with the First Step Merger, the "Merger"). All capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement and Plan of Reorganization, dated as of June 30, 1998, as amended and restated on September 17, 1998, by and among Star,

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Firstar Corporation                                         September 23, 1998

Firstar, Firstar (WI), and Merger Sub (the "Merger Agreement"). This opinion is being delivered as an exhibit to Firstar (WI)'s Registration Statement on Form S-4 relating to the proposed Merger and to the Firstar (WI) Common Stock to be issued to Firstar shareholders and Star shareholders in the First Step Merger and Second Step Merger, respectively, pursuant to the Merger Agreement (the "Registration Statement").

    In acting as counsel to Firstar in connection with the Merger, we have, in preparing our opinion, as hereinafter set forth, participated in the preparation of the Merger Agreement and the preparation and filing with the Securities and Exchange Commission of the Joint Proxy Statement/Prospectus contained in the Registration Statement, dated September 23, 1998, to the Registration Statement.

    You have requested that we render the opinion set forth below. In rendering such opinion, we have assumed with your consent that the Merger will be effected in accordance with the Merger Agreement and that the representations made by Firstar, Star, and Firstar (WI) in letters provided to us and to Wachtell, Lipton, Rosen & Katz, counsel to Star, dated September 23, 1998 are true, correct and complete as of the date hereof and will be true, correct and complete as of the Effective Time (as if made as of the Effective Time). We have also assumed that the representations and warranties contained in the Merger Agreement, and statements as to factual matters contained in the Registration Statement, are true, correct and complete as of the date hereof and will be true, correct and complete as of the Effective Time, and that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement. We have examined the documents referred to above and the



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Firstar Corporation                                          September 23, 1998


originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates or other instruments and made such other inquiries as in our judgment are necessary or appropriate to enable us to render the opinion set forth below. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

     If the Merger is effected on a factual basis different from that contemplated in the Merger Agreement and the Registration Statement, the opinion expressed herein may be inapplicable. Our opinion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, administrative interpretations, and judicial precedents as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new administrative or judicial interpretations of the law or regulations, the opinion expressed herein may become inapplicable.

     Subject to the foregoing and to the qualifications and limitations set forth herein, and assuming that the Merger will be consummated in accordance with the Merger Agreement (and exhibits thereto) and as described in the Registration Statement, we are of the opinion that for United States federal income tax purposes:

     (i) each of the First Step Merger and the Second Step Merger will constitute a reorganization under section 368(a) of the Code; Firstar, Merger Sub and Firstar (WI) will each be a party to the reorganization in respect of the First Step Merger; and Firstar, Firstar (WI) and Star will each be a party to the reorganization in respect of the Second Step Merger;

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Firstar Corporation                                          September 23, 1998


     (ii) no gain or loss will be recognized by Firstar, Firstar (WI) or Merger Sub as a result of the First Step Merger or by Firstar, Firstar (WI) or Star as a result of the Second Step Merger;

     (iii) no gain or loss will be recognized by shareholders of Firstar who exchange their Firstar Common Stock solely for Firstar (WI) Common Stock pursuant to the First Step Merger (except with respect to cash received in lieu of a fractional share interest in Firstar
           (WI) Common Stock); and

     (iv) no gain or loss will be recognized by the shareholders of Star who exchange their Star Common Stock solely for Firstar (WI) Common Stock pursuant to the Second Step Merger.

     We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States. This opinion letter is rendered to you in connection with the above described transaction. This opinion letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "The Merger--Material Federal Tax Consequences" in the Registration Statement.

                                       Very truly yours,

                                       Simpson Thacher & Bartlett

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